Exhibit 4.6

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “First Amendment”) is made and entered into as of the latest dated signature on the signature page hereto by and between MERRIMACK PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), and BIOPHARMA CREDIT INVESTMENTS IV SUB, LP, a Cayman Islands exempted limited partnership (“Lender”).

WHEREAS, Borrower and Lender are parties to the Loan and Security Agreement, dated as of November 8, 2016 (the “Original Agreement”); and

WHEREAS, Borrower and Lender desire to amend the Original Agreement as provided herein in order to extend the date until which Borrower may elect to draw upon the Term Loan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Section 2.6:  Section 2.6 of the Original Agreement (“Facility Fee”) is hereby amended by adding the following sentence at the end of such section:

“In addition, as additional consideration for Lender’s agreement to advance money or extend credit for Borrower’s benefit on the terms and conditions set forth in this Agreement, Borrower shall pay to Lender on the effective date of the First Amendment to this Agreement the additional amount of One Hundred and Twenty-five Thousand Dollars ($125,000.00), which amount shall not be refundable, in whole or in part, for any reason (including, for the avoidance of doubt, the termination of this Agreement and any obligation of Lender to make the Term Loan hereunder pursuant to the ultimate sentence of Section 3.4).”

2.Section 3.4:  Section 3.4 of the Original Agreement (“Procedures for Borrowing”) is hereby amended by replacing each instance of the date “February 23, 2017” with “April 7, 2017”.

3.Definition of “Closing Date”:  The definition of “Closing Date” in Section 13 of the Original Agreement is hereby amended by replacing the date “March 15, 2017” with “April 27, 2017”.

4.Miscellaneous.  Except as provided herein, the Original Agreement shall remain unchanged and in full force and effect.  This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This First Amendment shall be governed by and construed in accordance with the laws of New York without regard to its principles of conflicts of law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the dates set forth below.

MERRIMACK PHARMACEUTICALS, INC., as Borrower

By:	/s/ Jeffrey A. Munsie
Name:	Jeffrey A. Munsie
Title:	General Counsel

Date:	2/16/17

BIOPHARMA CREDIT INVESTMENTS IV SUB, LP, as Lender

By:	Pharmakon Advisors, LP, its Investment Manager

By:	Pharmakon Management I, LLC, its General Partner

By:	/s/ Pedro Gonzalez de Cosio
Name:	Pedro Gonzalez de Cosio
Title:	Managing Member

Date:	2/23/17

Signature Page to First Amendment to Loan and Security Agreement